                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No.  2)*
                                               --

                      ACCEPTANCE INSURANCE COMPANIES, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   004308102
                 ---------------------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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    CUSIP No.    004308102             13G                Page  2 of 8 Pages
                 -----------                                    -    -



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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
    Wanger Asset Management, L.P.  36-3820584
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
    Not Applicable                                                (b)  [ ]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    1,588,000
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      1,588,000
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,588,000
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not Applicable                                                     [ ]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.08%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    004308102             13G                Page  3 of 8 Pages
                 -----------                                    -    -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
    Wanger Asset Management, Ltd.
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
    Not Applicable                                                (b)  [ ]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    1,588,000
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      1,588,000
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,588,000
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not Applicable                                                     [ ]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    11.08%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

    CUSIP No.    004308102             13G                Page  4 of 8 Pages
                 -----------                                    -    -



-----------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
    Acorn Investment Trust
-----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                  (a)  [ ]
    Not Applicable                                                (b)  [ ]
-----------------------------------------------------------------------------
3   SEC USE ONLY


-----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Massachusetts
-----------------------------------------------------------------------------
          NUMBER OF               5    SOLE VOTING POWER

           SHARES                      None
                                  -------------------------------------------
         BENEFICIALLY             6    SHARED VOTING POWER

           OWNED BY                    1,004,100
                                  -------------------------------------------
             EACH                 7    SOLE DISPOSITIVE POWER

          REPORTING                    None
                                  -------------------------------------------
            PERSON                8    SHARED DISPOSITIVE POWER

             WITH                      1,004,100
-----------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,004,100
-----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    Not Applicable                                                     [ ]
-----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.01%
-----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IV
-----------------------------------------------------------------------------


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)     Name of Issuer:

                       Acceptance Insurance Companies, Inc.


Item 1(b)     Address of Issuer's Principal Executive Offices:

                       222 South 15th Street, Suite 600 N.

                       Omaha, Nebraska  68102


Item 2(a)     Name of Person Filing:

                       Wanger Asset Management, L.P. ("WAM");
                       Wanger Asset Management Ltd., the general partner of WAM ("WAM LTD.");
                       Acorn Investment Trust ("Acorn").


Item 2(b)     Address of Principal Business Office:

                       WAM, WAM LTD. and Acorn are all located at:
                       227 West Monroe Street, Suite 3000
                       Chicago, Illinois 60606


Item 2(c)     Citizenship:

                       WAM is a Delaware limited partnership.
                       WAM LTD. is a Delaware corporation.
                       Acorn is a Massachusetts business trust.


Item 2(d)     Title of Class of Securities:

                       Common Stock


Item 2(e)     CUSIP Number:

                       004308102


Item 3        Type of Person:

                       (d) Acorn is an investment company registered under
                       section 8 of the Investment Company Act of 1940.

                       (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM LTD. is the General Partner of the Investment Adviser.



                               Page 5 of 8 pages
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Item 4        Ownership (at December 31, 1998):
                                           --

                       (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                               1,588,000 shares

                       (b)     Percent of class:

                               11.08%

                       (c) Number of shares as to which such person has:

                                     (i)      sole power to vote or to direct
                                              the vote: none

                                    (ii)      shared power to vote or to direct
                                              the vote: 1,588,000

                                   (iii) sole power to dispose or to direct the disposition of: none

                                    (iv)      shared power to dispose or to
                                              direct disposition of: 1,588,000


Item 5        Ownership of Five Percent or Less of a Class:

                       Not Applicable


Item 6        Ownership of More than Five Percent on Behalf of Another Person:

                       The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM LTD. are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to receive all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                       Not Applicable


Item 8        Identification and Classification of Members of the Group:

                       Not Applicable


Item 9        Notice of Dissolution of Group:

                       Not Applicable


                               Page 6 of 8 pages
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Item 10       Certification:

                       By signing below I certify that, to the best of my
              knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                               Page 7 of 8 pages

                                    Signature
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 23, 1999


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                       WANGER ASSET MANAGEMENT, LTD.
                                           for itself and as general partner of
                                           WANGER ASSET MANAGEMENT, L.P.



                                       By:  /s/ Bruce H. Lauer
                                          ------------------------------
                                                Bruce H. Lauer
                                                Vice President



                           The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                       ACORN INVESTMENT TRUST




                                       By:  /s/ Bruce H. Lauer
                                          ------------------------------
                                                Bruce H. Lauer
                                                Vice President and Treasurer

                               Page 8 of 8 pages